Exhibit 99.1

Certara to Acquire Pinnacle 21, a Leader in Data Standardization Software for
Pharmaceutical Clinical Data

Transaction expected to be accretive to Certara’s revenue, revenue growth and adjusted EBITDA margin

Princeton, N.J., August 5, 2021 – Certara, Inc. (Nasdaq: CERT), a global leader in biosimulation, today announced it has signed a definitive agreement to acquire Pinnacle 21 for $310 million in cash and stock. Pinnacle 21’s software tools are used to validate compliance to the Clinical Data Interchange Standards Consortium (CDISC) standards, which is required by the US Food & Drug Administration (FDA) and Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) for drug submissions and preferred by China’s National Medical Products Administration (NMPA).

“We are excited to welcome Pinnacle 21 to Certara as we execute on our strategy to invest in innovation to increase the use cases of biosimulation and grow adoption of our end-to-end platform,” said William F. Feehery, Ph.D., CEO of Certara. “The complementary acquisition of Pinnacle 21 marks an important expansion of Certara’s biosimulation and regulatory software and technology-driven services. The fuel for biosimulation, machine learning and statistics is high-quality, standardized data. Pinnacle 21 is a leader in biopharmaceutical data fitness, which streamlines quantitative analyses needed by our clients. This addition to our business creates compelling opportunities as we integrate and expand our complementary offerings.”

The acquisition will immediately establish Certara as a central participant in the data standardization process across the entire drug development life cycle. Data standards are complex and increasingly challenging to adhere to as the volume of data in clinical trials increases with the globalization of the biopharmaceutical industry and the growth of wearables and other health technologies. High-quality, standardized data are needed for efficient and precise analyses. Pinnacle 21’s proprietary validation software creates consistent, compliant, and high-quality datasets that reduce the risk of costly regulatory delays, while accelerating the speed and efficiency of developing and bringing lifesaving drugs to market.

“Certara is the ideal partner for Pinnacle 21’s exceptional team and customer base,” said Max Kanevsky, Founder and CEO of Pinnacle 21. “Both companies empower customers to collect, validate, and analyze data to inform critical decisions in drug development and achieve regulatory success. Joining forces with Certara tightens the link between clean data and informed analysis. We are eager to integrate and expand our software platforms to continue our mission to speed up lifesaving therapies to patients."

Pinnacle 21 is driving the market for data validation software, particularly for clinical trials, with more than 130 Pinnacle 21 Enterprise customers, including 22 of the top 25 biopharmaceutical companies by R&D spend, as well as the FDA and PMDA. There are also more than 1,000 organizations using its open-source Community software.

Key Transaction Terms

The enterprise value of the transaction is $310 million, with Pinnacle 21 equityholders receiving $250 million in cash consideration and $60 million in Certara shares, as adjusted according to the terms of the agreement. Following closing, the transaction is expected to be immediately accretive to Certara’s revenue, revenue growth, and adjusted EBITDA margin.

The transaction has been unanimously approved by the Boards of both Certara and Pinnacle 21 and is expected to close in early Q4 of 2021, subject to customary regulatory approvals and other closing conditions.

Webcast and Conference Call Details

Certara will host a conference call today, August 5, 2021, at 5:00 p.m. ET to discuss its second quarter 2021 financial results and the impact of the Pinnacle 21 acquisition. The dial-in numbers are (833) 360-0946 for domestic callers or (914) 987-7661 for international callers, followed by Conference ID: 2728807. A live webcast of the conference call will be available on the “Investors” section of the Company's website at https://ir.certara.com/. The webcast will be archived on the website following the completion of the call for approximately one year.

Advisors

Jefferies LLC is acting as Certara’s financial advisor, and Simpson Thacher & Bartlett is serving as Certara’s legal counsel. Fairmount Partners is acting as financial advisor to Pinnacle 21, and Cozen O'Connor is serving as legal counsel to Pinnacle 21.

About Certara

Certara accelerates medicines using biosimulation software and technology to transform traditional drug discovery and development. Its clients include more than 1,650 global biopharmaceutical companies, leading academic institutions, and key regulatory agencies across 61 countries.

About Pinnacle 21

Pinnacle 21 is a global leader in software for preparing clinical trial data for regulatory submission. Our platform validates data quality and compliance with CDISC standards, enabling a clean data pipeline from worldwide sponsors to health authorities, including the FDA, PMDA and NMPA. Streamlined approvals bring life-saving medicines to patients faster.

Forward Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Certara’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to: (i) the failure of the transaction described above to close, or a delay in the anticipated closing date; (ii) our ability to successfully integrate Pinnacle 21 into our existing organization; (iii) our ability to retain key personnel from Pinnacle 21 or recruit additional qualified personnel; (iv) expectations with respect to the impact of Pinnacle 21 on the Company, its service offerings, and financial performance; (v) our ability to achieve operational synergies; and (vi) our ability to compete within our market. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release, and Certara undertakes no duty to update such information, except as required under applicable law.

Contacts:

Investor Relations Contact:

David Deuchler

Gilmartin Group

ir@certara.com

Media Contacts:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

Ariane Lovell

Finn Partners

ariane.lovell@finn.com